Exhibit (d)(5)

Denver Investment Advisors LLC

ALPS Fund Services, Inc.

c/o Westcore Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

June ___, 2008

Jack Henderson

Chairman

Westcore Trust

1600 Broadway, Suite 1410

Denver, CO  80202

Re:       Westcore Trust (the “Trust”)

Dear Mr. Henderson:

By our execution of this letter agreement (this “Agreement”), the undersigned parties agree they will voluntarily waive a portion of the investment advisory and/or administration fees and/or reimburse additional Trust expenses for the period commencing June __, 2008 through June __, 2009 so that total annual operating expenses of the Retail Class of each portfolio of the Trust as reported in the Funds’ Financial Highlights do not exceed the amounts set forth in column 6 of Attachment A. The undersigned parties will also waive and/or reimburse each Institutional Class for an amount equal to the waivers and/or reimbursement performed for the Retail Class (calculated in basis points). In addition, Denver Investment Advisors LLC agrees they will voluntarily waive a portion of its investment advisory and/or administration fees and or reimburse those Funds for all of the start-up costs and ongoing class-specific expenses for each Fund offering an Institutional Class until at least June __, 2009.

The parties acknowledge that they will not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.  The parties agree to continue such waivers for the applicable Funds at least through June __, 2009.

The names “Westcore Trust” and “Trustees of Westcore Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 as amended July 16, 1990 and November 12, 2003 and as may be further amended from time to time which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust.  The obligations of “Westcore Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

ALPS FUND SERVICES, INC.

DENVER INVESTMENT ADVISORS LLC

By:______________________	By: _______________________
Name: Jeremy O. May	Name: Todger Anderson
Title: Managing Director	Title: Chairman

Your signature below acknowledges
acceptance of this Agreement:

WESTCORE TRUST

By: _______________________
Name: Jack D. Henderson
Title: Chairman

Attachment A

Westcore Trust

Fee Waivers and Expense Reimbursements for the Period Ended June __, 2009

Fund	Denver Investment Advisors LLC- Contractual Investment Advisory Fees (as a % of average daily net assets):	Other Expenses before fee waivers (as a % of average daily net assets):	Total Annual Fund Operating Expenses Before Waivers (as a % of average daily net assets):	Total Fee Waiver and Expense Reimbursement (as a % of average daily net assets):

Denver Investment Advisors LLC and ALPS Fund Services agree to Waive Administration Fees and Denver Investment Advisors LLC agrees to waive Investment Advisory Fees and/or Reimburse Expenses so that Net Annual Fund Operating Expenses as set forth in the Financial Highlights will not exceed the following amounts until at least June __, 2009 (as a % of average daily net assets):

MIDCO Growth	0.65%	0.38%	1.03%	-	1.15%
Growth	0.65%	0.40%	1.05%	-	1.15%
Blue Chip	0.65%	0.40%	1.05%	-	1.15%
Mid-Cap Value	0.75%	0.42%	1.17%	-	1.25%
Small-Cap Opportunity	1.00%	0.58%	1.58%	(0.28)%	1.30%
Small-Cap Value	1.00%	0.38%	1.38%	(0.08)%	1.30%
Select	0.65%	0.62%	1.27%	(0.12)%	1.15%
Flexible Income	0.45%	0.47%	0.92%	(0.07)%	0.85%
Plus Bond	0.45%	0.36%	0.81%	(0.26)%	0.55%
Colorado Tax-Exempt	0.65%	0.30%	0.95%	(0.30)%	0.65%
International Frontier Fund	1.20%	0.67%	1.87%	(0.37)%	1.50%
Micro-Cap Opportunity Fund	1.00%	1.38%	2.38%	(1.08)%	1.30%